Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	State of Jurisdiction or Organization
Depo DR Sub, LLC	Delaware
Depo NF Sub, LLC	Delaware
Depomed Bermuda Ltd	Bermuda